Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces First Quarter 2021 Results

–Results Ahead of Expectations on Strong Construction Products Performance
–Full Year 2021 Adjusted EBITDA Guidance Range Increased to $270 Million to $290 Million Following Recently-Completed StonePoint Materials Acquisition
–Liquidity and Balance Sheet Remain Solid After Inaugural Debt Offering and Acquisition
–Issuance of First Full Year Sustainability Report Advances Our ESG Commitment

DALLAS, Texas - ARCOSA, Inc. - April 29, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the quarter ended March 31, 2021.

First Quarter Highlights (All comparisons are versus the prior-year quarter unless noted otherwise)
•Revenues of $440.4 million, down 10%
•Net income of $15.9 million and Adjusted Net Income of $17.6 million
•Diluted EPS of $0.32 and Adjusted Diluted EPS of $0.35
•Adjusted EBITDA of $56.5 million, down 25%
•Operating cash flow of $0.4 million and free cash flow of $(19.5) million

Commenting on the Company’s performance, Antonio Carrillo, President and Chief Executive Officer, noted, “Our portfolio demonstrated further resilience as our first quarter results came in better than expected due to strong performance from our Construction Products businesses. Construction activity was robust, particularly in our key Texas markets, producing improved profitability. We finished the quarter with strong momentum as better weather returned, helping to offset the negative impacts from Winter Storm Uri that broadly impacted our Texas and Southern United States footprint in February.

“Order activity for our utility, traffic, and telecom structures businesses also remained healthy during the quarter. We continue to see solid growth drivers for infrastructure products, including electrical grid hardening, connection of renewables, and the wireless telecom buildout.

“We have also dealt with rapid steel price inflation in a disciplined manner. We proactively implemented price increases across our businesses in the fourth quarter of 2020, which has helped mitigate the impact on margins. However, we expect our steel-related businesses to continue to experience the impact of inflationary pressures. In our barge business, high steel prices continue to impact conversion of inquiries to new orders. Given soft order activity, we announced the planned idling of one of our three barge manufacturing plants, in an effort to match our operating footprint to industry demand.”

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Carrillo also noted, “During the first quarter, we made measurable progress advancing our ESG initiative and released our first full year sustainability report in mid-April. At Arcosa, our goal is to integrate sustainability into our daily practices as well as our long-term strategy. I want to thank our entire team for their dedication to ESG.”

2021 Outlook and Guidance

The Company raised its 2021 full year guidance to incorporate the acquisition of StonePoint Materials, a top 25 U.S. aggregates company, which closed on April 9, 2021. The new guidance incorporates StonePoint’s expected 2021 results from the date of acquisition.

•Increase in full year 2021 revenue guidance to a range of $1.88 billion to $2.00 billion, from prior guidance range of $1.78 billion to $1.90 billion.
•Increase in full year 2021 Adjusted EBITDA guidance to a range of $270 million to $290 million, from prior guidance range of $250 million to $270 million.

Commenting on the outlook for 2021, Carrillo noted, “Overall, our key growth businesses, Construction Products and Engineered Structures, are positioned well for the future, and we remain optimistic on a recovery in our barge and rail components businesses once steel prices moderate.

“The recent StonePoint acquisition is an outstanding strategic fit for Arcosa, aligning with our strategy to expand our Aggregates business in our current footprint and to enter new, attractive geographies.

“Our updated 2021 Adjusted EBITDA guidance puts us on a path to meet or exceed 2020’s strong results. Our balance sheet and liquidity remain solid, and we expect to supplement this with another year of healthy free cash flow. We look forward to integrating StonePoint and will continue to look for other disciplined capital allocation opportunities in attractive infrastructure markets.”

First Quarter 2021 Results and Commentary

Construction Products

•Revenues increased 3% to $153.2 million in the first quarter, led by higher volumes in our legacy natural aggregates business, as well as revenues from acquisitions completed in the second half of 2020.
•Revenues were lower in our specialty materials businesses than compared to the pre-pandemic first quarter of 2020.
•Our trench shoring business improved during the first quarter, with revenues up 3% over last year.
•First quarter Adjusted Segment EBITDA increased 2% to $32.9 million, representing a 21.5% margin in both the current and prior year, despite a full quarter impact of COVID-19 and the impact of Winter Storm Uri on 2021 results.

Engineered Structures

•First quarter revenues were down 7% year-over-year to $207.0 million, driven primarily by lower volumes in wind towers partially due to the temporary idling of a facility for a product changeover completed during the quarter. Volumes were higher for utility structures and storage tanks, and they also benefited from the addition of the traffic and telecom structures product lines acquired during 2020.

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•Adjusted Segment EBITDA decreased 21% to $26.4 million, representing a 12.8% margin compared to a 15.1% margin a year ago. The year-over-year decrease in EBITDA and margin was primarily due to inefficiencies associated with the temporary idling of a wind tower facility and the ramp up of a new utility structures facility.
•The decline in Adjusted Segment EBITDA was partially offset by increased volumes and improved margins in our storage tank business and a $3.9 million pre-tax gain on the sale of a non-operating facility.
•Order activity for utility structures, wind towers, and the newly acquired product lines was healthy during the quarter driven by spending in transmission, renewable energy, telecom, and traffic markets.
•The combined backlog for utility, wind, and related structures increased to $379.5 million from $334.0 million at the end of 2020.

Transportation Products

•First quarter revenues were $80.2 million, down 31% year-over-year. Barge revenues decreased 35% driven by lower hopper and tank barge deliveries. Steel components revenues declined 20% year-over-year but increased sequentially, as the new railcar market showed signs of a potential bottoming.
•Adjusted Segment EBITDA decreased 53% year-over-year to $8.7 million, representing a 10.8% margin compared to a 16.0% margin a year ago. Segment margins decreased due to declines in operational efficiencies from reduced capacity utilization.
•Dry barge inquiries continue to support a healthy level of replacement demand; however, persistently high steel prices continue to delay order conversion. The barge business received orders of approximately $16 million in the quarter, for a book-to-bill of 0.3. Backlog at the end of the first quarter decreased to $133.2 million from $175.5 million at the start of the year.
•During the quarter, we took further steps to reduce our costs and announced the planned idling of our Madisonville, Louisiana barge facility in the third quarter of 2021.
•We remain confident in the medium and long-term fundamentals for our Transportation Products businesses once short-term macroeconomic conditions improve.

Corporate and other Financial Notes

•Corporate expenses increased to $14.5 million in the first quarter, including $1.7 million of acquisition-related transaction and integration costs, primarily from the StonePoint acquisition that closed in April 2021.
•The Company continues to expect Corporate expenses of approximately $13-14 million per quarter for the balance of 2021, excluding non-recurring acquisition and integration expenses. The StonePoint acquisition is expected to add approximately $6 million of non-recurring expenses in the second quarter of 2021, and approximately $2 million per quarter in each of the third and fourth quarters.
•In February 2021, Winter Storm Uri, which impacted Texas and the broader Southern United States, negatively impacted our first quarter performance as we lost more than one week of production across a significant part of our operating footprint. We estimate a decline in operating profit of $4.0 to $5.0 million for the three months ended March 31, 2021 related to the storm, primarily in our Construction Products segment.

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Cash Flow and Liquidity

•During the first quarter, operating cash flow was essentially break-even due to a $46.7 million increase in working capital. The increase in working capital was primarily due to higher accounts receivables, partially due to shipments delayed during the quarter due to Winter Storm Uri, and strategic raw material purchases.
•We invested $19.9 million in capital expenditures resulting in free cash flow of $(19.5) million for the first quarter.
•We returned approximately $2.4 million in dividends to shareholders during the first quarter.
•As previously announced, in April we issued $400.0 million aggregate principal amount of 4.375% senior notes that mature in 2029 which was used, in part, to fund the $375 million acquisition of StonePoint.
•We ended the quarter with total liquidity of $453.2 million, including $81.9 million of cash.
•Net debt to Adjusted EBITDA was 0.6X for the trailing twelve months and 1.9X after giving effect to the April senior notes and StonePoint acquisition.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on April 30, 2021 to discuss 2021 first quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 866-342-8588 for domestic callers and 203-518-9865 for international callers. The conference ID is ARCOSA and the passcode is 272672. An audio playback will be available through 11:59 p.m. Eastern Time on May 14, 2021, by dialing 800-839-1162 for domestic callers and 402-220-0398 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions, or failure to achieve the expected benefits of acquisitions; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2020, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$440.4	$488.2
Operating costs:
Cost of revenues	361.1	391.3
Selling, general, and administrative expenses	56.4	51.8
	417.5	443.1
Operating profit	22.9	45.1

Interest expense	2.1	3.3
Other, net (income) expense	0.5	(0.2)
	2.6	3.1
Income before income taxes	20.3	42.0
Provision for income taxes	4.4	10.4
Net income	$15.9	$31.6

Net income per common share:
Basic	$0.33	$0.65
Diluted	$0.32	$0.65
Weighted average number of shares outstanding:
Basic	48.0	47.8
Diluted	48.8	48.4

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2021	2020
Aggregates and specialty materials	$135.3	$132.1
Other	17.9	17.3
Construction Products	153.2	149.4

Utility, wind, and related structures	164.0	176.4
Storage tanks	43.0	46.8
Engineered Structures	207.0	223.2

Inland barges	57.9	89.0
Steel components	22.3	28.0
Transportation Products	80.2	117.0

Segment Totals before Eliminations	440.4	489.6
Eliminations	—	(1.4)
Consolidated Total	$440.4	$488.2

	Three Months Ended March 31,
Operating profit (loss):	2021	2020
Construction Products	$15.8	$16.8
Engineered Structures	17.5	24.9
Transportation Products	4.1	14.3
Segment Totals before Corporate Expenses	37.4	56.0
Corporate	(14.5)	(10.9)
Consolidated Total	$22.9	$45.1

Backlog:	March 31, 2021	March 31, 2020
Engineered Structures:
Utility, wind, and related structures	$379.5	$475.6
Storage tanks	$30.7	$29.0
Transportation Products:
Inland barges	$133.2	$348.3

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$81.9	$95.8
Receivables, net of allowance	289.1	260.2
Inventories	289.3	276.8
Other	37.5	32.1
Total current assets	697.8	664.9

Property, plant, and equipment, net	905.2	913.3
Goodwill	791.3	794.0
Intangibles, net	211.7	212.9
Deferred income taxes	15.2	15.4
Other assets	44.8	46.2
	$2,666.0	$2,646.7
Current liabilities:
Accounts payable	$175.7	$144.1
Accrued liabilities	102.1	115.2
Advance billings	28.6	44.7
Current portion of long-term debt	5.8	6.3
Total current liabilities	312.2	310.3

Debt	250.1	248.2
Deferred income taxes	114.1	112.7
Other liabilities	78.3	83.3
	754.7	754.5

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,699.4	1,694.1
Retained earnings	233.2	219.7
Accumulated other comprehensive loss	(21.1)	(22.1)
Treasury stock	(0.7)	—
	1,911.3	1,892.2
	$2,666.0	$2,646.7

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income	$15.9	$31.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	31.4	26.8
Stock-based compensation expense	4.7	3.7
Provision for deferred income taxes	1.3	3.2
Gains on disposition of property and other assets	(5.9)	(0.8)
(Increase) decrease in other assets	1.5	(2.4)
Increase (decrease) in other liabilities	(4.0)	0.2
Other	2.2	2.0
Changes in current assets and liabilities:
(Increase) decrease in receivables	(31.9)	(7.2)
(Increase) decrease in inventories	(14.7)	(7.9)
(Increase) decrease in other current assets	(5.4)	7.8
Increase (decrease) in accounts payable	31.6	14.0
Increase (decrease) in advance billings	(16.1)	(9.4)
Increase (decrease) in accrued liabilities	(10.2)	(20.1)
Net cash provided by operating activities	0.4	41.5
Investing activities:
Proceeds from disposition of property and other assets	9.5	5.1
Capital expenditures	(19.9)	(21.1)
Acquisitions, net of cash acquired	—	(309.4)
Net cash required by investing activities	(10.4)	(325.4)
Financing activities:
Payments to retire debt	(1.4)	(0.3)
Proceeds from issuance of debt	—	250.2
Shares repurchased	—	(2.0)
Dividends paid to common stockholders	(2.4)	(2.5)
Purchase of shares to satisfy employee tax on vested stock	(0.1)	—
Other	—	(1.2)
Net cash provided (required) by financing activities	(3.9)	244.2
Net increase (decrease) in cash and cash equivalents	(13.9)	(39.7)
Cash and cash equivalents at beginning of period	95.8	240.4
Cash and cash equivalents at end of period	$81.9	$200.7

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA and Adjusted Net Income
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. We adjust EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted EBITDA”). GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended March 31,		Full Year 2021 Guidance
	2021	2020	Low	High
Revenues	$440.4	$488.2	$1,880.0	$2,000.0

Net income	15.9	31.6	80.0	96.0
Add:
Interest expense, net	2.1	3.1	20.0	20.0
Provision for income taxes	4.4	10.4	24.0	28.0
Depreciation, depletion, and amortization expense(1)	31.4	26.8	132.0	132.0
EBITDA	53.8	71.9	256.0	276.0
Add:
Impact of acquisition-related expenses(2) (3)	2.2	2.4	14.0	14.0
Impairment charge	—	1.3	—	—
Other, net (income) expense(4)	0.5	—	—	—
Adjusted EBITDA	$56.5	$75.6	$270.0	$290.0
Adjusted EBITDA Margin	12.8%	15.5%	14.4%	14.5%

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2021	2020
Net Income	$15.9	$31.6
Impact of acquisition-related expenses, net of tax(2)	1.7	1.8
Impairment charge, net of tax	—	1.0
Adjusted Net Income	$17.6	$34.4

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) For the three months ended March 31, 2021 and 2020, expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.
(3) For the full year 2021 guidance range, the costs impact of the fair value markup of StonePoint inventory is not yet included and is subject to completion of the purchase price adjustments.
(4) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $0.6 million and $0.0 million for the three months ended March 31, 2021 and 2020, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. We adjust Segment EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted Segment EBITDA”). GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended March 31,
	2021	2020
Construction Products
Revenues	$153.2	$149.4

Operating Profit	15.8	16.8
Add: Depreciation, depletion, and amortization expense	17.1	13.8
Segment EBITDA	32.9	30.6
Add: Impact of acquisition-related expenses(1)	—	1.5
Adjusted Segment EBITDA	$32.9	$32.1
Adjusted Segment EBITDA Margin	21.5%	21.5%

Engineered Structures
Revenues	$207.0	$223.2

Operating Profit	17.5	24.9
Add: Depreciation and amortization expense	8.4	7.4
Segment EBITDA	25.9	32.3
Add: Impact of acquisition-related expenses(1)	0.5	—
Add: Impairment charge	—	1.3
Adjusted Segment EBITDA	$26.4	$33.6
Adjusted Segment EBITDA Margin	12.8%	15.1%

Transportation Products
Revenues	$80.2	$117.0

Operating Profit	4.1	14.3
Add: Depreciation and amortization expense	4.6	4.4
Segment EBITDA	8.7	18.7
Adjusted Segment EBITDA	$8.7	$18.7
Adjusted Segment EBITDA Margin	10.8%	16.0%

Operating Loss - Corporate	$(14.5)	$(10.9)
Impact of acquisition-related expenses - Corporate(1)	1.7	0.9
Add: Corporate depreciation expense	1.3	1.2
Adjusted EBITDA	$56.5	$75.6
(1) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS and Free Cash Flow
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2021	2020
	(in dollars per share)
Diluted EPS	$0.32	$0.65
Impact of acquisition-related expenses	0.03	0.04
Impairment charge	—	0.02
Adjusted Diluted EPS	$0.35	$0.71

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We use this metric to assess the liquidity of our consolidated business. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions. We define Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended March 31,
	2021	2020
	(in millions)
Cash Provided by Operating Activities	$0.4	$41.5
Capital expenditures	(19.9)	(21.1)
Free Cash Flow	$(19.5)	$20.4

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Arcosa, Inc.
Reconciliation of Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	March 31, 2021	Pro Forma for StonePoint and Senior Notes(2)	March 31, 2021 Pro Forma
	(in millions)
Total debt	$255.9	$400.0	$655.9
Cash and cash equivalents	81.9	19.0	100.9
Net Debt	$174.0	$381.0	$555.0

Adjusted EBITDA (trailing twelve months) (1)	$269.7	$27.6	$297.3
Net Debt to Adjusted EBITDA	0.6		1.9

(1) Adjusted EBITDA includes 6 month pro forma adjustment of $5.1 million based on previously disclosed Adjusted EBITDA for Strata of $10.2 million for the twelve months ended August 31, 2020.
(2) Net proceeds received from the $400 million, after deducting expenses, are estimated to be $394 million. Purchase price paid for StonePoint was $375 million, resulting in a net pro forma cash and cash equivalents adjustment of $19 million. Adjusted EBITDA for StonePoint is estimated as of trailing twelve months ended March 31, 2021 as previously disclosed.

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